UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material under §240.14a-12

SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

MICHAEL D. QUAGLIANO ROBERT J. FENTON LARS JOHNSON JACKSON LOUNSBERRY CARLYLE F. GRIFFIN DREW QUAGLIANO MELISSA ALLEN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 20, 2014, Michael Quagliano first issued the following communication to shareholders of Solera National Bancorp, Inc.:

“

SOLERA’S CURRENT BOARD IGNORED ISS RECOMMENDATIONS UNTIL THEIR

MISMANAGEMENT WAS EXPOSED BY CONCERNED SHAREHOLDER

MICHAEL QUAGLIANO AND HIS NOMINEES

NOW THE BOARD IS SCRAMBLING

In a week that has seen the entrenched Board of Director’s for Solera National Bancorp Inc. flip flop on the size of the board of directors, brought on by the pressure of Mr. Quagliano’s solicitation campaign, we get this last ditch move to keep their board positions by offering to implement the recommendations from the scathing ISS report released last week.

As shareholders we should be getting use to these flip flops.  Just look at the Cherry Creek leasing fiasco and failed Boulder expansion that cost shareholders $358,000 last fall. In eight short weeks, Solera went from touting the lease agreement to terminating it at a substantial cost.

The current board has had access to these ISS reports every year since the IPO, and it seems disingenuous that after exhausting the patience and goodwill of the shareholders they are “all of a sudden” going to take the ISS recommendations to heart.

The current board members have tried every smoke and mirror technique to hide from their abysmal record and decision making. The current board has run a campaign based on scare tactics and insinuation. Mr. Quagliano’s campaign has been based on the financial facts.

•                  Solera’s stock price (OTCQB: SLRK) is down over 42% since the 2007 IPO ($10 versus $5.76 as of May 19th close).

•                  For the quarter ended March 31, 2014, Solera reported a net loss of $369,000 or $0.14 per share compared to net income of $181,000 or $0.07 per share for the three months ended March 31, 2013.

•                  Tangible book value per share, excluding accumulated other comprehensive income, was $6.86 at March 31, 2014 compared to $7.48 at March 31, 2013 and $6.96 at December 31, 2013. Total stockholders’ equity was $17.5 million at March 31, 2014 compared to $20.3 million at March 31, 2013, and compared to $25.5 million raised in Solera’s Initial Public Offering.

•                  Under the current Board, Solera has never made an annual profit on a core operating basis, i.e., excluding gains on the sale of investment securities.

•                  From January 1, 2008 through December 31, 2013, Solera recorded a cumulative loss of approximately $3.5 million.  Including start-up costs in 2005 and 2006, along with partial year operations in 2007, Solera has lost approximately $8.4 million since its inception.

With the evidence of “Underperformance and Serious Governance concerns at Solera” found by the world’s leading corporate governance company (ISS), the board is clearly scrambling.  They are throwing everything at the wall and seeing what sticks.  As an example, in the current board’s own filings they are telling shareholder to reject Mr. Quagliano’s bylaw amendment to reduce the size of the board to five directors, yet now they propose 3 names (Eller, Carmichael and Roberts) and “…would also agree to nominate two to four additional directors…,” further reducing the Board to 5, contradicting their position on the bylaw amendment.  Again they can’t even stick to their own message and game plan.

Current Board Members Try to Arrange Backdoor Meeting with Largest Shareholder to Make a Deal to Save Entrenched Board Members

The current board members have been running a negative campaign filled with innuendo and scare tactics.  Contrary to their statements, at no point has Mr. Quagliano said that he would cut executive pay by 40-50%. He has never discussed executive pay at all.  Mr. Quagliano has rejected numerous attempts by the Company to reach a backdoor deal to stop the contest, effectively disenfranchising the shareholders who want a complete change of Solera’s current board of directors.  Mr. Quagliano believes all shareholders must have their voices heard at Thursday’s annual meeting.

It’s interesting the current board is calling Mr. Quagliano so frequently.  When was the last time, before they were trying to save their board seats, did a member of the board call you or return your call in the last six years?

Mr. Quagliano suggested months ago that his nominees be included in management’s proxy. This would have given shareholders the clear opportunity to make their choices and saved the company and shareholders from the expense of the proxy contest.  Unfortunately management would not even consider Mr. Quagliano’s offer.  Mr. Quagliano is fighting for all shareholders who want a fresh start, and a new game plan. He is doing this on his own dime and will not be seeking reimbursement from the company or the shareholders.  The current board could have spared every shareholder the expense of this contest if they simply agreed to have included all director nominees on their proxy, as Mr. Quagliano suggested.  Once again the current board chose the most financially wasteful route for the bank and its investors.

We would appreciate your support. Please vote your Blue Proxy before midnight tonight, or if you are a registered shareholder, you can vote in person at the annual meeting on Thursday.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES OF COMMON STOCK YOU OWN.

We appreciate your support and your desire to forge a new direction for Solera National Bancorp.  Please help us send a clear message to the current Board of Directors by doing the following:

Vote the BLUE proxy form “For” the proposal to amend the bylaws and “For” our nominees.

Sign the BLUE Proxy Card Date the BLUE Proxy Card Mail the BLUE Proxy Card in the envelope provided.

Please note that if any of your shares are held in a brokerage account, your broker will not vote your shares for you.  If you want your shares to be voted, you must cast the vote.

Depending on your broker, you may be able to vote by telephone or the internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by internet please go to the website shown on your voting instruction form.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

PLEASE DO NOT RETURN ANY PROXY CARD SENT TO YOU BY THE CURRENT BOARD OF DIRECTORS, NOT EVEN TO VOTE AGAINST THEM. DOING SO COULD INVALIDATE YOUR VOTE FOR A NEW DIRECTION AT SOLERA NATIONAL BANCORP.  PLEASE DISPOSE OF ANY MATERIALS FROM THE CURRENT BOARD OF DIRECTORS.

If you have any questions or require assistance in voting your BLUE proxy card,

please call Advantage Proxy, Inc. at the phone numbers listed below.

ADVANTAGE PROXY, INC.

Banks and Brokers Call Collect: (206) 870-8565

Shareholders Call TOLL-FREE: (877) 870-8565

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

These soliciting materials contain “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in these soliciting materials and the material accompanying these soliciting materials.”